EXHIBIT 23.1


                 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Continental Airlines, Inc. (the "Company") pertaining to the Company's 1994 Incentive Equity Plan, as amended, of our reports dated February 12, 1996, with respect to the consolidated financial statements and schedules of Continental Airlines, Inc. at December 31, 1995 and 1994, and for the years then ended and the period from April 28, 1993 through December 31, 1993, and the consolidated statements of operations, redeemable and nonredeemable preferred stock and common stockholders' equity and cash flows for the period January 1, 1993 through April 27, 1993, for Continental Airlines Holdings, Inc., all included in the Company's 1995 Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP



Houston, Texas
June 27, 1996